CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to us in the Prospectus of USCF SummerHaven Dynamic Commodity Strategy No K-1 Fund (the “Fund”), included in the Registration Statement of USCF ETF Trust (the “Trust”) on Form N-1A (File No. 333-196273) to be filed on April 24, 2018, as the “independent registered public accounting firm for the Trust and the Fund” and in the accompanying Statement of Additional Information as the “independent registered public accounting firm for the Trust and the Fund” who “prepares the Funds’ federal, state, and excise tax returns; and advises the Funds on matters of accounting and federal and state income taxation.”

/s/ Spicer Jeffries LLP

Greenwood Village, Colorado

April 24, 2018